Exhibit 4.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

                                 FBO AIR, INC.

                       10% SENIOR SECURED PROMISSORY NOTE

PPU NOTE - ______                 $__________                  ________ __, 2005

      FOR VALUE RECEIVED, FBO AIR, INC., a Nevada corporation (the "COMPANY") with its principal executive office at 9807 East Charter Oak, Scottsdale, Arizona 85260, promises to pay to the order of __________________________________________ (the "PAYEE") or registered assigns
the  principal  amount  of   _____________________   ($________)   Dollars  (the
"PRINCIPAL AMOUNT"), on __________, 2008 (the "MATURITY DATE"). The Principal Amount and accrued interest is payable in such coin or currency of the United
States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this note (this "NOTE") shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with SECTION 2 hereof.

      Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

      The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note, and (ii) agrees, in the event of an Event of Default (as defined below), to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

      This Note is secured by a Security Agreement dated the date hereof (the "SECURITY AGREEMENT") of the Company in favor of the Payee (and, together with the holders (collectively, the "PAYEES"), of the Other Notes (as defined below)), covering certain collateral (the "COLLATERAL"), all as more particularly described and provided in the Security Agreement, and is entitled to the benefits thereof. The Security Agreement, the Uniform Commercial Code financing statements in connection with the Security Agreement and any and all other documents executed and delivered by the Company to the Payees under which Payees are granted liens on assets of the Company are collectively referred to as the "SECURITY DOCUMENTS."

      This Note and other similar notes (the "OTHER NOTES," and collectively with this Note, the "NOTES"), were issued to investors pursuant to a private placement of the Company's units (the "UNITS") pursuant to the Company's Confidential Investment Memorandum dated February 8, 2005 (the "PPM").

      1. Prepayment.

            A.  Except as  required  pursuant to SECTION 1.B of this Note (which
SECTION 1.B requires in certain  circumstances  mandatory  pre-payments  of this
Note), this Note may be prepaid in whole or in part, at any time and from time to time, without penalty. If prepayment is for less than all of the Principal Amount on all of the Notes, payment shall be pro-rata among the Notes. In such a case, the dollar amount being paid to each Noteholder shall equal the product of
(i) the aggregate dollar amount being paid by the Company to prepay less than all of the Notes, and (ii) a fraction of which (x) the denominator is the Principal Amount of all of the Notes outstanding, and (y) the numerator being the Principal Amount of the particular Note.

            B. Notwithstanding anything to the contrary provided herein or elsewhere, in the event that prior to the Maturity Date, the Company and/or any of its Subsidiaries (as defined below) sells, leases, transfers or otherwise disposes (or a series of related sales, leases, transfers and/or dispositions), of shares of capital stock of a subsidiary, property or other assets by the Company or any of its Subsidiaries, other than sales of its products and/or services in the ordinary course of their business as an FBO (as defined in the PPM) (an "ASSET SALE"), the Company shall use all of the gross proceeds from each Asset Sale to repay the Principal Amount and all accrued but unpaid interest on the Notes. Such payments shall be made no later than three (3) Business Days, (as defined below), following the closing date of each Asset Sale. If insufficient funds are available from any Asset Sale to pay all outstanding Principal Amount and accrued but unpaid interest on all of the Notes, then all gross proceeds from the Asset Sale shall be used to pre-pay the Principal Amount, plus accrued but unpaid interest on the Notes on a pro-rata basis. The dollar amount to be paid to each Noteholder shall equal the product of (i) the gross proceeds from the Asset Sale, and (ii) a fraction of which (x) the numerator is the Principal Amount of such Noteholders' Note, and (y) the denominator is the aggregate Principal Amount of all then outstanding Notes.

      2. Computation of Interest.

            A. Base Interest Rate. Subject to SECTIONS 2.B and SECTION 2.C below, the outstanding Principal Amount shall bear interest at the rate of ten (10%) percent per annum payable quarterly in arrears.

            B. Penalty Interest. In the event this Note is not repaid on the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to eighteen (18%) percent per annum from the date of default until repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in SECTION 2.C below.

            C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("APPLICABLE USURY LAWS"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "MAXIMUM RATE"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

      3. Covenants of Company.

            A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this SECTION 3.A:

                  (i)  Taxes  and  Levies.   The   Company   (and  each  of  its
Subsidiaries) will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                  (ii) Maintenance of Existence. The Company (and each of its Subsidiaries) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

                  (iii) Maintenance of Property. The Company (and each of its Subsidiaries) will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (normal wear and tear excluded), and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                  (iv) Insurance. The Company (and each of its Subsidiaries) will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

                  (v) Books and Records. The Company (and each of its Subsidiaries) will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection by the Placement Agent (or a representative of Payees elected by the Noteholders owning no less than the Required Amount (as defined in SECTION 5G below); and

                  (vi) Notice of Certain Events. The Company (and each of its Subsidiaries) will give prompt written notice (with a description in reasonable detail) to the Payees of:

                        (a) the occurrence of any litigation, arbitration or governmental investigation or proceeding which has been instituted or, to the knowledge of the Company, is threatened, against the Company or to which any of its properties, assets or revenues is subject which, if adversely determined, would reasonably be expected to have a material adverse effect on the Company and/or its Subsidiaries;

                        (b) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an event of default under any document or instrument evidencing or governing any Indebtedness in excess of $25,000 of the Company and the delivery of any notice effecting the acceleration of any such Indebtedness;

                        (c) any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company to the Payee; and

                        (d) any Asset Sale.

            B. Negative Covenants. Unless otherwise agreed to in writing by Noteholders owning no less than the Required Amount of the Notes then outstanding, the Company covenants and agrees that, so long as this Note shall be outstanding, that it will comply with and perform all of the provisions and perform all of its obligations set forth in this SECTION 3.B:

                  (i) Liquidation, Dissolution. The Company will not, directly and/or indirectly (and will not permit any of its Subsidiaries) liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof);

                  (ii) Sales of Assets. Except for Asset Sales permitted pursuant to and in accordance with SECTION 1.B of this Note, the Company will not, directly or indirectly (nor permit any of its Subsidiaries with respect to their assets and properties), sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity;

                  (iii) Redemptions. Except for the Series A Convertible Preferred Stock of the Company (the "A SHARES"), and the Investor Warrants (as defined in the PPM), and then only pursuant to and in accordance with the express terms set forth in the (i) Certificate of Designations for the A Shares, and (ii) Investor Warrants, respectively, the Company will not, directly or indirectly (nor permit any of its Subsidiaries), redeem or repurchase any outstanding equity and/or debt securities of the Company (or its Subsidiaries);

                  (iv) Indebtedness. The Company will hereafter not, directly or indirectly, create, guarantee, incur, assume, suffer to exist and/or otherwise become unable directly and/or indirectly, contingently or otherwise (or permit any of its Subsidiaries to do the same), any Indebtedness except Indebtedness
(i) represented by the Notes, (ii) that (a) by its terms is expressly subordinated in all respects (including, but not limited to, payments of Principal Amount and accrued but unpaid interest on the Notes), and (b) after giving effect to the incurrence of such expressly subordinated Indebtedness, the Company has a Consolidated EBITDA Debt Service Coverage Ratio (as defined below) of 2.5X and (iii) Indebtedness incurred to finance the purchase price of acquisitions of FBOs (as defined in the PPM) (the "PERMITTED FBO ACQUISITIONS"), after the date thereof; provided, however, that the Indebtedness for the Permitted FBO Acquisition shall be approved by the Company's Board of Directors, shall be incurred and any Lien (as defined and described below) securing such Indebtedness shall be created no later than the closing of such Permitted FBO Acquisition and such Indebtedness shall not be secured by a Lien on any other assets.

      "CONSOLIDATED  EBITDA DEBT SERVICE COVERAGE RATIO" shall mean the ratio of
(a) the aggregate amount of consolidated earnings before interest expense (including inputted interest expense with respect to capitalized leases), income tax, depreciation, amortization and extraordinary items, to (b) the aggregate amount of consolidated interest expense (including inputted interest expense with respect of any capitalized leases) and amortization.

      "CAPITAL LEASE OBLIGATIONS" of any Person shall mean any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles ("GAAP"); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

      "INDEBTEDNESS" of any Person shall mean, without duplication, whether contingent or otherwise and/or directly and/or indirectly, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (e) all obligations of such Person issued or contracted for as payment in consideration of the purchase by such Person of the stock or substantially all of the assets of other Persons or a merger or consolidation to which such Person was a party;
(f) obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (g) all obligations of the type referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise, or (h) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien (as herein defined) on any property or asset of such Persons (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

      "PERSON" shall mean any natural person, corporation, firm, association, partnership, joint venture, limited liability company, joint-stock company, trust, unincorporated organization, government, governmental agency or subdivision, or any other entity, whether acting in an individual, fiduciary or other capacity.

      "SUBSIDIARY" shall mean any Person at least a majority of the outstanding voting securities or other voting interests of which is at the time owned or controlled directly or indirectly by the Company or one or more Subsidiaries or by the Company and one or more Subsidiaries.

                  (v) Negative Pledge. Other than with respect to the Notes , the Company will not, directly or indirectly (nor will it permit its
Subsidiaries to), hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "LIEN") upon any of its or its Subsidiaries, current and/or future property, revenues or assets, whether now owned or hereafter acquired, except:

                        (a) Liens granted to secure Indebtedness incurred to finance Permitted FBO Acquisitions;

                        (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                        (c) Liens of carriers, warehousemen, mechanics, materialman and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                        (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

                        (e) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed.

                  (vi) Dividends. Other than with respect to the A Shares (and then only as and to the extent expressly permitted in the Company's Certificate of Designations for the A Shares) and other than a dividend/distribution from a Subsidiary to the Company, the Company will not (nor permit any of its Subsidiaries to) declare or pay any cash dividends or distributions on its outstanding capital stock, and only to the extent and on the terms authorized by the Board of Directors of the Company.

      4. Events of Default.

            A. The term "EVENT OF DEFAULT" shall mean any of the events set forth in this SECTION 4.A:

                  (i) Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount and/or accrued but unpaid interest on the Notes as and when the same shall become due and payable, whether by acceleration or otherwise.

                  (ii) Non-Performance of Affirmative Covenants. The Company shall either materially default in the due observance or performance of any covenant set forth in SECTION 3.A, which default shall continue uncured for five
(5) Business Days. For purposes hereof, "BUSINESS DAY" shall mean any day other than Saturday, Sunday or any day on which state chartered banks are not obligated to open in Scottsdale, Arizona or such other place in the United States in which the Company's headquarters' office may then be located.

                  (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
SECTION 3.B.

                  (iv) Bankruptcy, Insolvency, Etc. The Company (or any of its Subsidiaries) shall:

                        (a) in any legal document admit in writing its inability to pay its debts as they become due;

                        (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                        (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                        (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

                        (e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

                  (v) Cross-Default. The Company (or any of its Subsidiaries) shall fail to make any payment when due of any amount payable under any other obligation of the Company (or any of its Subsidiaries) for money borrowed in excess of $50,000.

                  (vi) Cross-Acceleration. Any senior indebtedness or any other Indebtedness of the Company (or any of its Subsidiaries) in an aggregate principal amount of $50,000 or more, whether such Indebtedness now exists or shall hereafter be created, is declared due and payable prior to its stated maturity.

                  (vii) Other Breaches, Defaults. The Company (or any of its Subsidiaries) shall materially default and/or be in material breach of any term and/or provision in the Investor Warrants, the Certificate of Designations for the A Preferred, or the Security Documents; and

                  (viii) Judgments. A judgment which, with other such outstanding judgments against the Company (and/or Subsidiaries) (in each case to the extent not covered by insurance), exceeds an aggregate of $50,000, shall be rendered against the Company or any Subsidiary and, within 30 days after entry thereof, such judgment shall not have been vacated, discharged or otherwise satisfied or execution thereof stayed pending appeal, or, within 30 days after the expiration of any such stay, such judgment shall not have been discharged or otherwise satisfied.

            B. Action if Bankruptcy. If any Event of Default described in clauses (iv)(a) through (e) of SECTION 4.A shall occur, the outstanding
Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

            C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (e) of SECTION 4.A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Required Holders (as defined in SECTION 5.G hereof) may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of the Notes together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount (or any portion thereof so demanded), such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

      5. Miscellaneous.

            A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of its successors and permitted assigns of the Company and the Payee, respectively, whether so express or not.

            B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

            C. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

            D. Notice of Certain Transactions. In case at any time:

                  (i) The Company shall declare any dividend upon, or other distribution in respect of, its Common Stock; or

                  (ii) There shall be any Asset Sale or a Permitted FBO Acquisition; or

                  (iii) There shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a Subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification); or

                  (iv) There shall be a voluntary or involuntary dissolution; liquidation or winding-up of the Company.

then, in any one or more of said cases, the Company shall cause to be mailed to the Payees at the earliest practicable time (and, in any event not less than ten
(10) days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation, or winding-up or other event shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate in detail the proposed event of the effect of such action (to the extent such effect may be known at the date of such notice).

            E. Nothing herein shall be construed as the consent of the holder of this Note to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.

            F. Compliance Certificate. The Company shall deliver to the Placement Agent (or its designee), within thirty (30) days and one hundred twenty (120) days after the end of each fiscal quarter and fiscal year of the Company, respectively, an executed Officers' Certificate, signed by the President (or the CEO) and the Chief Financial Officer of the Company, stating whether or not the signers know of any event which is, or after notice or passage of time or both, would be, an Event of Default (a "DEFAULT"), that occurred during such period. If they or either does, the certificate shall describe in detail the Default and its status.

            G. Amendments and Waivers.

                  The provisions of the Notes may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the holders of not less than 50.1% of the Principal Amount of the Notes (the "REQUIRED HOLDERS"), then outstanding; provided, however, that no such amendment, modification or waiver which would:

                  (a)  modify  this  SECTION  6.G,   change  the  definition  of
"REQUIRED HOLDERS" or extend the Maturity Date for more than 60 days, or

                  (b) reduce the Principal Amount payable under any Note, shall be made without the consent of the holder of each Note so affected.

                  (ii) No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                  (iii) To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  (iv) After any waiver, amendment or supplement under this Section becomes effective, the Company shall mail to the holders of the Notes a copy thereof.

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                                   FBO AIR, INC.


                                                   By:
                                                      -------------------------
                                                      Name:
                                                      Title: